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As filed with the Securities and Exchange Commission on January 24, 2020

Registration No. 333-232529

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANNOVIS BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8731 (Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.) 26-2540421

1055 Westlakes Drive, Suite 300
Berwyn, PA 19312
Attention:
(610) 727-3913
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Maria Maccecchini, Ph.D.
President and Chief Executive Officer
Annovis Bio, Inc.
1055 Westlakes Drive, Suite 300
Berwyn, PA 19312
(610) 727-3913
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kathleen M. Shay, Esq. Darrick M. Mix, Esq. Duane Morris LLP 30 South 17th Street Philadelphia, Pennsylvania 19103 (215) 979-1227	William N. Haddad, Esq. Carmen M. Fonda, Esq. Venable LLP Rockefeller Center 1270 Avenue of the Americas, 24th Floor New York, New York 10020 (917) 287-1580

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offernig Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock, $0.0001 par value per share	1,642,856	$8.00	$13,142,848	$1,705.94

(1)
Includes 214,285 shares of common stock issuable upon exercise of the underwriter's option to purchase additional shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act").

(3)
$1,393.80 of the registration fee was previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 6 (this "Amendment No. 6") to the Registration Statement on Form S-1 (Registration No. 333-232529) (the "Registration Statement") is being filed solely for the purpose of re-filing Exhibit 1.1 of the Registration Statement in Part II, in connection with changes made to the underwriter warrant and the demand registration granted to the underwriter therein. Accordingly, this Amendment No. 6 consists only of the facing page, this explanatory note, an updated Part II of the Registration Statement, the signature page to this Amendment No. 6 and the filed exhibits. The preliminary prospectus is unchanged and has been omitted from this Amendment No. 6.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE American listing fee.

Amount
Securities and Exchange Commission registration fee	$1,706
FINRA filing fee	2,225
Initial NYSE American listing fee	5,000
Accountants' fees and expenses	105,000
Legal fees and expenses	280,000
Transfer agent's fees and expenses	6,500
Printing and engraving expenses	120,000
Non-accountable expenses to underwriters	100,000
Miscellaneous	138,500

Total expenses	$758,931

Item 14.    Indemnification of Directors and Officers.

        Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

        Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Our restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

        We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

        In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

        Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)
Issuance of Capital Stock.

  (1)
  Series A Convertible Preferred Stock: October 2016—1,598,441 shares for gross proceeds of $799,201.

  (2)
  Series A-1 Convertible Preferred Stock: December 2017—360,000 shares for gross proceeds of $324,000; and March 2018—270,722 shares for gross proceeds of $243,649.

(b)
Issuance of Convertible Notes

        March 2019—$530,000 principal amount of our Convertible Promissory Notes

(c)
Stock Option Grants and Exercises

        April 2016—stock options to purchase 42,852 shares of our common stock at $0.14 per share

        October 2016—stock options to purchase 21,426 shares of our common stock at $0.14 per share

        April 2017—stock options to purchase 133,327 shares of our common stock at $0.14 per share

        July 2017—stock options to purchase 21,427 shares of our common stock at $0.14 per share

        April 2018—stock options to purchase 123,800 shares of our common stock at $0.25 per share

        Also, issuances of shares of common stock upon the exercise of outstanding stock options were as follows:

        January to March 2017—we issued 31,970 shares of our common stock for proceeds of $4,395;

        May 2017—we issued 18,152 shares of our common stock for proceeds of $4,100; and

        May 2018—we issued 14,284 shares of our common stock for proceeds of $2,800.

        The offers, sales and issuances of the securities described in paragraphs (a)(1) and (2) and (b) above were exempt from registration in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and under Regulation D of the Securities Act, relative to transactions by an issuer not involving a public offering.

        The grants of stock options and issuances of shares upon exercise thereof described in paragraph (c) above were exempt from registration under the Securities Act in reliance on Rule 701 as offers and sales of securities under written compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

        All purchasers of securities in transactions exempt from registration pursuant to Regulation D described above represented to us in connection with their purchase that they were "accredited investors" and were acquiring the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act.

        All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the issued securities described in this Item 15 included appropriate legends setting forth that the applicable securities have not been registered and reciting the applicable restrictions on transfer. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement.

3.1	†	Amended and Restated Certificate of Incorporation of the Registrant, as amended. (Incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Form S-1 filed August 8, 2019.)

3.2	†	Form of Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering. (Incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Form S-1 filed August 8, 2019.)

3.3	†	Bylaws of the Registrant. (Incorporated by reference to Exhibit 3.3 to Form S-1 filed July 3, 2019.)

3.4	†	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering. (Incorporated by reference to Exhibit 3.4 to Amendment No. 1 to Form S-1 filed August 8, 2019.)

4.1	†	Specimen Certificate evidencing shares of the Registrant's common stock. (Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to Form S-1 filed September 20, 2019.)

5.1	†	Opinion of Duane Morris LLP regarding the legality of the securities being registered

10.1	+†	Amended and Restated Employment Agreement dated as of May 10, 2019 between the Registrant and Maria Maccecchini. (Incorporated by reference to Exhibit 10.1 to Form S-1 filed July 3, 2019.)

10.2	+†	Annovis Bio, Inc. 2018 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.2 to Form S-1 filed July 3, 2019.)

10.3	†	License Agreement dated as of November 10, 2008 between TorreyPines Therapeutics, Inc. and the Registrant. (Incorporated by reference to Exhibit 10.3 to Form S-1 filed July 3, 2019.)

10.4	†	License Agreement Amendment dated November 29, 2011 between Raptor Therapeutics, Inc. and the Registrant. (Incorporated by reference to Exhibit 10.4 to Form S-1 filed July 3, 2019.)

10.5	†	Registration Rights Agreement dated as of December 19, 2014 among the Registrant and the signatories thereto. (Incorporated by reference to Exhibit 10.5 to Amendment No. 1 to Form S-1 filed August 8, 2019.)

10.6	†	License Agreement Amendment No. 2 effective as of May 2, 2012 between Raptor Therapeutics and the Registrant. (Incorporated by reference to Exhibit 10.6 to Form S-1 filed July 3, 2019.)

10.7	†	Investigator-Initiated Clinical Trial Agreement dated June 27, 2016 between The Regents of the University of California and the Registrant. (Incorporated by reference to Exhibit 10.7 to Form S-1 filed July 3, 2019.)

10.8	+†	Form of Annovis Bio, Inc., 2019 Equity Incentive Plan, to be in effect upon completion of this offering. (Incorporated by reference to Exhibit 10.8 to Amendment No. 1 to Form S-1 filed August 8, 2019.)

23.1	†	Consent of WithumSmith+Brown, PC.

Exhibit Number		Description of Exhibit
23.2	†	Consent of Duane Morris LLP (included in Exhibit 5.1.)

24.1	†	Power of Attorney. (Incorporated by reference to signature page to Form S-1 filed July 3, 2019.)

*
Filed herewith.

†
Previously filed.

+
Indicates management contract or compensatory plan.
  (b)
  Financial Statement Schedules

        See index to financial statements on page F-1. All schedules have been omitted because they are not required or are not applicable.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, Commonwealth of Pennsylvania, on January 24, 2020.

ANNOVIS BIO, INC.
By:	/s/ MARIA MACCECCHINI
	Name:	Maria Maccecchini
	Title:	President and Chief Executive Officer

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature		Title	Date

/s/ MARIA MACCECCHINI Maria Maccecchini		President and Chief Executive Officer (principal executive officer)	January 24, 2020
/s/ JEFFREY MCGROARTY Jeffrey McGroarty		Chief Financial Officer (principal financial and accounting officer)	January 24, 2020
* Michael Hoffman		Chairman of the Board and Director	January 24, 2020
* Claudine Bruck		Director	January 24, 2020
* Robert Whelan		Director	January 24, 2020
* Mark White		Director	January 24, 2020
*By:	/s/ MARIA MACCECCHINI Maria Maccecchini Attorney-in-Fact

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
SIGNATURES